Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nicholas Financial, Inc.

We consent to the use of our reports dated June 14, 2016 with respect to the consolidated financial statements of Nicholas Financial, Inc. as of March 31, 2016 and 2015, and for each of the years in the three-year period ended March 31, 2016, and the effectiveness of internal control over financial reporting as of March 31, 2016, included in its Annual Report on Form 10-K for the year ended March 31, 2016, incorporated herein by reference.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
August 12, 2016